Exhibit (d)(9a)

                  [Willamette Asset Managers, Inc. letterhead]

                              _______________, 2001

Credit Suisse Asset Management, LLC
One Citicorp Center
153 East 53rd Street

New York, New York 10022

          Re: Willamette Global Health Sciences Fund

Gentlemen:

      This letter agreement refers to the Sub-Investment Advisory Agreement ("Sub-Advisory Agreement") among Willamette Asset Managers, Inc. ("Adviser"), Credit Suisse Asset Management, LLC ("Sub-Adviser") and The Willamette Funds, on behalf of Willamette Global Health Sciences Fund ("Fund"). The Sub-Advisory Agreement provides that the Adviser shall pay a fee to the Sub-Adviser at the end of each calendar month computed daily at an annual rate equal to 0.55% of the Fund's average daily net assets.

      The Adviser, under its Investment Advisory Agreement with respect to the Fund, is entitled to a fee from the Fund that is computed daily at an annual rate equal to 1.20% of the Fund's average daily net assets. The Adviser intends, for an indeterminate period of time, to waive an amount of its fee equal to an annual rate of 0.20% of the Fund's average daily net assets. While this waiver is in effect, the actual advisory fees paid by the Fund to the Adviser will be at an annual rate of 1.00% of the Fund's average net assets. The Adviser may reduce or terminate this fee waiver at any time. By its signature below, the Sub-Adviser agrees that, for such period as the Adviser, as a result of its waiver, receives fees from the Fund at an annual rate of 1.00%, the Sub-Adviser will waive an amount equal to 0.05% of its fees under the Sub-Advisory Agreement so that the fees to the Sub-Adviser will total 0.50% on an annual basis. At such time as the Adviser reduces the amount of its waiver, the Sub-Adviser will reduce the amount of its waiver by one-half the amount of the Adviser's reduction, to a maximum of 0.05%. At such time as the Adviser, as a result of reduction in its waiver, is receiving fees from the Fund at an annual rate of 1.10% or more, the Sub-Adviser will receive fees at an annual rate of 0.55%, as provided in the Sub-Advisory Agreement.

                                  CREDIT SUISSE ASSET MANAGEMENT, LLC

                                  By:_____________________________________
                                     Name/Title

                                  Date:____________________________________

                                  Accepted by:

                                  WILLAMETTE ASSET MANAGERS, INC.

                                  By:_________________________________
                                     Name/Title